VIA VAREJO S.A.

February 7, 2020

CarrierEQ, Inc.
186 Lincoln Street, Third Floor
Boston, Massachusetts 02111
Attention: Victor Santos

Stockholders Listed on Annex A

Re: *Call Exercise Notice*

Dear Sirs or Madams,

Reference is made to that certain Convertible Note Purchase and Call Option Agreement dated September 11, 2018 (as amended by that certain First Amendment to the Convertible Note Purchase and Call Option Agreement, dated June 10, 2019) (the "**Agreement**") by and among Via Varejo S.A., a corporation organized under the laws of the Federative Republic of Brazil ("**we**" or "**us**"), CarrierEQ, Inc. a Delaware corporation d/b/a Airfox (the "**Company**") and the Stockholders of the Company listed therein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to Section 4.1 of the Agreement, we hereby notifiy you that we are exercising the Call Right as set forth in Section 4.1(b) of the Agreement (Eighty Percent Exercise), pursuant to which:

1) Initial Notes in an aggregate principal amount of $10,000,000 will be converted into Primary Shares;

   and

2) $6,000,000 of Secondary Shares will be purchased from the Stockholders (the "**Call Purchase Price**").

Our exercise of the Call Right is, and our obligation to consumate the transactions described in (1) and (2) above (the "**Transaction**") shall be, subject to and conditioned upon the satisfaction of each of the following conditions prior to the consummation of the Transaction (the "**Conditions**"), it being understood that if any of the Conditions is not satisfied or waived in writing by us no later than fifty nine (59) days counted from the date hereof, this notice shall be null, void and considered automatically revoked and withdrawn, and we shall have no obligation to consummate the Transaction unless and until another notice is delivered pursuant to Section 4.1 of the Agreement:

- The Company shall have (a) amended the certificate of incorporation of the Company, in form and substance reasonably satisfactory to us, to provide for (i) a single class of common stock (and automatic conversion of any and all outstanding shares of preferred stock into common stock) (the "**Conversion of Shares**") and (ii) no preferential rights in favor of any person other than us, (b) delivered preemptive rights waivers' from Stockholders having such rights and (c) at least 10 days prior to the anticipated consummation of the Transaction, obtained from the Company's Board of Directors a resolution (i) confirming that pursuant to the Company's 2016 Equity Incentive Plan, as amended (the "**Plan**"), the Transaction constitutes a Change of Control (as defined in the Plan) resulting in the acceleration of vesting of all stock options issued under the Plan and (ii) providing that, upon the consummation of the Transaction, all stock options then issued and outstanding under the Plan shall be cancelled ("**Acceleration/Cancellation of the Stock Option**") and that the holders of such stock options shall be entitled, in consideration for and at the time of such cancellation, solely to a cash payment, equal to the excess of (x) the Per Share Price (as defined in those certain Stock Purchase Agreements, dated on or about the date hereof, between us and those certain shareholders named therein) over (y) the applicable exercise price that would otherwise have been payable by such holder in connection with the exercise of such stock options pursuant to the Plan.

- We have agreed with the Company that the Agreed Valuation is $20,000,000. Pursuant to Section 2(b) of the Stock Purchase Agreement attached to the Agreement as Exhibit E (the "SPA"), we will pay the Seller's Representative one-third of the Purchase Price on Closing (as defined in the SPA) for the benefit of each Seller and the remaining two-thirds of the Purchase Price shall be deposited into an escrow account and thereafter released pursuant to Schedule 2.1 to the Agreement, assuming that Closing (as defined in the SPA) will occur before April 11, 2020.

- As provided for in Section 4.1(b) of the Agreement and subject to the satisfaction of the Conditions, upon the completion of the Transaction, we will own, in the aggregate, 80% of the Company Stock on a Fully Diluted Basis. If on the date of the Transaction, there are less than $6,000,000 of Secondary Shares available for purchase, then the Company will issue to us additional shares, such that after giving effect to transactions described in (1) and (2) above, we will own at least 80% of the shares of Company Stock then issued and outstanding, on a Fully Diluted Basis.

- The description of the Company's capital stock on Schedule I of this Call Exercise Notice is accurate.

- The Company shall deliver to us evidence of termination of the Investors' Rights Agreement.

- There shall be no material adverse effect on the condition (financial or otherwise), business or assets (tangible and intangible) of the Company.

6

This notice shall constitute a notice on behalf of us for purposes of the Agreement. Note that we reserve all rights that we may have in law or in equity, including, without limitation, under the Agreement and related documentations.

Sincerely,

Via Varejo S.A.

By ________________________
Name:
Title:

Helisson Lemos
CDO Tecnologia & RH

Orivaldo Padilha
CFO & RI

Schedule I to Call Exercise Notice

Following the Conversion of Shares and the Acceleration/Cancellation of the Stock Option, which shall be effective prior to the consummation of the Transaction, the following shall be true:

1.	Prior to the Transaction: Total number of shares and simple agreements for future equity ("**SAFEs**") of Airfox outstanding immediately prior to the Transaction, after giving effect to the Conversion of Shares and the Acceleration/Cancellation of the Stock Option:	No more than 12,864,515 outstanding shares and 490,830 outstanding SAFEs, with no other rights to acquire shares issued/outstanding
2.	Primary Call Right: Number of shares issued upon the conversion of the Notes, with a principal amount of US$10,000,000.00:	13,355,346
3.	Secondary Call Right: Number of shares purchased for the total amount of US$6,000,000.00:	8,013,207
4.	Following the Transaction: Total amount of issued and outstanding common shares of Airfox immediately following the Transaction:	No more than 26,710,691 outstanding common shares, with no rights to acquire shares issued/outstanding